Exhibit 10.14

UNSECURED PROMISSORY NOTE

$50,000 Note	November1, 2014

Aurora, CO

FOR VALUE RECEIVED, Penny Auction Solutions, Inc., a Nevada Corporation (the “Maker”) herby promises to pay to the order of J. Johnson Consulting, LLC, payee, located at 22877 E Long Dr., Aurora, CO 80016 the principal sum of fifty thousand ($50,000) plus simple interest at the rate of 8% per annum, payable principal and all accrued interest in full on demand.

1.	Right of Prepayment. Maker has the right to prepay all or any portion of this Note at any time without penalty. A prepayment would require the Maker to nevertheless pay accrued interest. Such prepayment(s) shall be applied first to accrued interest and then to principal.

2.	Default. Any of the following shall constitute a default by Maker hereunder:

(a)	The failure of Maker to make any payment of principal or accrued interest required hereunder within 30 days of the demand date for such payment, as it may be extended pursuant to the agreeable terms of the Maker and the Payee; or

(b)	The failure of Maker to fully perform any other material covenants and agreements under this Note and continuance of such failure for period of 30 days after written notice of the default by Payee to the Maker.

Upon the occurrence of a default hereunder, Payee may, at its option, declare immediately due and payable the entire unpaid principal sum of this Note together with all accrued and unpaid interest owing at the time of such declaration pursuant to this Note.

3.	Note to Nonrecourse. In the event that Maker defaults on this Note, Payee shall look solely to Penny Auction Solutions, Inc. for repayment.

4.	Cost of Collections. Payee shall be entitled to collect reasonable attorney’s fees and costs from Maker, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

5.	Inspection Rights. Payee, individually or through its agent, shall have the right, upon reasonable notice and at its expense, to review and inspect the books and records of Maker at Maker’s office during reasonable business hours.

6.	Restriction on Transfer. This Note shall be subject to the following restrictions:

This Note may not be sold, assigned, transferred or otherwise disposed of to any person or entity unless agreed upon in writing by the Maker and the Payee.

7.	Payment. This Note shall be payable in lawful money of the United States.

1

8.	Place of Payment. All payments on this Note are to be made or given to J. Johnson Consulting, LLC at the address provided to the Maker or such other place as Payee may from time to time direct by written notice to Maker.

9.	Waiver. Maker, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

10.	Severability. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

11.	No Partner. Payee shall not become or be deemed to be a partner or joint venturer with Maker by reason of any provision of this Note. Nothing herein shall constitute Maker and Payee as partners or joint venturers or require Payee to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Maker.

12.	No Waiver. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

13.	Governing Law. This Note shall be governed by and construed solely in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

MAKER:	Penny Auction Solutions, Inc.
a Nevada Corporation

Micheal Holt, CEO

PAYEE:	By:
J. Johnson Consulting, LLC

2